EXHIBIT 5.1

OPINION OF CHOATE, HALL & STEWART LLP

June 25, 2007

Sierra Pacific Power Company

P.O. Box 10100

6100 Neil Road

Reno, NV 89520-3150

Ladies and Gentlemen:

This opinion is delivered in connection with the filing of a registration statement on Form S-3, filed pursuant to Rule 462(b) (the “462(b) Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $25,000,000 aggregate principal amount of General and Refunding Mortgage Securities (the “Offered G&R Securities”) of Sierra Pacific Power Company (the “Company”) to be issued pursuant to the General and Refunding Mortgage Indenture dated as of May 1, 2001, as amended and supplemented to the date hereof (the “Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”). The 462(b) Registration Statement incorporates by reference the Company’s Registration Statement on Form S-3, as amended (File No. 333-130191), which was filed with the Securities and Exchange Commission on December 12, 2005 and declared effective by the Securities and Exchange Commission on May 25, 2006 (the “Registration Statement”), and relates to, among other things, the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of the following securities with an aggregate public offering price of up to $300,000,000: (i) General and Refunding Mortgage Securities of the Company to be issued under the Indenture, and (ii) preferred stock of the Company.

In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based on and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation duly organized and legally existing under the laws of the State of Nevada.

2. The Offered G&R Securities will be valid and binding obligations of the Company upon:

(a) Authorization of the issuance of the Offered G&R Securities by the Company from any court or governmental body having jurisdiction over the Company (including, without limitation, the Public Utilities Commission of Nevada);

(b) Compliance with the Securities Act and the Trust Indenture Act of 1939, as amended;

(c) Execution and filing with the Trustee of the proper papers with respect to the Offered G&R Securities;

(d) Issuance and delivery of the Offered G&R Securities in accordance with the authorizing resolutions of the Board of Directors of the Company, the Company’s Restated Articles of Incorporation and By-laws, the terms and provisions of the Indenture, and the 462(b) Registration Statement; and

(e) Receipt by the Company of the agreed upon consideration for the Offered G&R Securities.

Our opinions contained in paragraph 2 are subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance, equitable subordination, marshaling or other similar laws or doctrines now or hereafter in effect relating to creditors’ rights and remedies generally and (ii) the application of principles of equity (regardless of whether considered at a proceeding in equity or at law) including, without limitation, the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought.

We express no opinion as to any provision contained in or otherwise made a part of the Offered G&R Securities (i) providing for rights of indemnity or contribution, (ii) purporting to waive (or having the effect of waiving) any rights under the Constitution or laws of the United States of America or any state, (iii) providing for, or having the effect of, releasing any person prospectively from liability for its own wrongful or negligent acts, or breach of such documents and instruments, (iv) specifying the jurisdiction the laws of which shall be applicable thereto or specifying or limiting the jurisdictions before the courts of which cases relating to the Offered G&R Securities may be brought, (v) restricting access to legal or equitable remedies, (vi) providing that the failure to exercise any right, remedy or option under the Offered G&R Securities shall not operate as a waiver thereof, (vii) to the effect that amendments, waivers and modifications to the Offered G&R Securities may only be made in writing, (viii) purporting to establish any evidentiary standard, (ix) granting any power of attorney, (x) purporting to waive or otherwise affect any right to receive notice, or (xi) purporting to restrict competition. We offer no opinion as to any security into which any Offered G&R Securities may be convertible.

This opinion is limited to the laws of the State of New York that, in our experience, are normally applicable to the type of transactions contemplated by the 462(b) Registration Statement and the federal laws of the United States of America. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Messrs. Woodburn and Wedge of Reno, Nevada, as evidenced by the opinion of such firm to be filed with the 462(b) Registration Statement and the consent contained in such opinion to the statements made in the 462(b) Registration Statement and the Registration Statement in regard to such firm. Our opinions as to such matters are based on the assumptions and subject to the qualifications and limitations set forth in such opinion letter.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the 462(b) Registration Statement. We also hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, and to the statements with reference to our firm made in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the matters expressly set forth herein. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.

Very truly yours,

/s/ CHOATE, HALL & STEWART LLP